Exhibit (k)(2)

CO-ADMINISTRATION AGREEMENT

September 5, 2014

Credit Suisse Asset Management, LLC

One Madison Avenue

New York, New York 10010

Dear Ladies and Gentlemen:

Credit Suisse Corporate Credit Solutions, LLC (the “Fund”) confirms its agreement with Credit Suisse Asset Management, LLC (“Credit Suisse”) as follows:

1.	Investment Description; Appointment

The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in (i) (x) prior to the date of the Conversion (as defined below), the Amended and Restated Limited Liability Company Agreement of the Fund dated September 5, 2014 and (y) after the date of the Conversion, the articles of incorporation and by-laws of the Fund (collectively, as may be amended from time to time, the “Organizational Documents”); and (ii) the Fund’s Registration Statement on Form N-2, as the same shall be amended from time to time (as amended, the “Registration Statement”), and in such manner and to the extent as may from time to time be approved by the Board of Directors of the Fund (the “Board”). Copies of the Registration Statement and the Organizational Documents have been made available to Credit Suisse. The Fund employs Credit Suisse as its investment adviser and desires to employ and hereby appoints Credit Suisse as its co-administrator. Credit Suisse accepts this appointment and agrees to furnish the services for the compensation set forth below. For purposes of this Agreement, “Conversion” means the conversion of the Fund into Credit Suisse Park View BDC, Inc., a Maryland Corporation, by filing a Certificate of Conversion with the Secretary of State of Delaware and Articles of Conversion with the Secretary of State of Maryland.

2.	Services

(a) Subject to the supervision and direction of the Board, Credit Suisse will provide the following administrative services:

(i) assist in supervising all aspects of the Fund’s operations, except those performed by other parties pursuant to written agreements with the Fund; provided, that the distribution of the Fund’s shares shall be the sole responsibility of the Fund’s distributor;

(ii) assist in and coordinate the preparation of the Fund’s registration statement on Form N-2 and any amendments thereto; prepare and file with the Securities and Exchange Commission (the “SEC”) the Fund’s Forms N-54 and N-6F; after the Conversion, prepare and file with the SEC the Fund’s annual reports on Form 10-K, quarterly reports on Form 10-Q, interim reports on Form 8-K, proxy statements and any other disclosure documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provide disclosure control review and chief executive officer and chief financial officer certifications for SEC filings; assist the Fund’s other administrator, State Street Bank and Trust Company (the “Administrator”), with preparation of certain other filings for the Fund as determined by Credit Suisse and provide specific information for inclusion therein;

(iii) furnish corporate secretarial services, including preparation of the agendas and specific materials for meetings of the Board and committees thereof; distribute Board and committee meeting materials and prepare minutes of meetings of the Board and any committees thereof and of the Fund’s shareholders; and liaising with the Board and providing additional information upon request;

(iv) monitor compliance by the Fund with relevant provisions of the federal securities laws; coordinate the resolution of compliance matters identified with appropriate parties; assist in developing and monitoring compliance procedures for compliance with the Fund’s investment objective, policies and restrictions, tax status, personal trading and proxy voting procedures and certain other applicable laws and regulations related to trading practices, such as soft dollar and best execution policies;

(v) supply the Fund with office facilities (which may be Credit Suisse’s own offices or that of an affiliate), internal executive, legal, regulatory and administrative services, and stationery and office supplies;

(vi) oversee the preparation and production of the Fund’s annual reports on Form 10-K, quarterly reports on Form 10-Q, interim reports on Form 8-K, proxy statements and any other disclosure documents filed under the Exchange Act, prepare the management letters and review and comment on the reports, including notes to the financial statements;

(vii) act as liaison between the Fund and the Fund’s independent public accountant, counsel, custodian, transfer agent and the Administrator, and take all reasonable action to assure that all necessary and reasonably requested information is made available to each of them; actively participate with other relevant parties in the resolution of matters raised affecting the Fund and its operations;

(viii) act as liaison with the SEC and other regulators in relation to inquiries and inspections as well as comments to the Fund’s filings with the SEC or other such regulator;

(ix) review, approve and arrange for the payment of Fund expenses; review and approve expense budgets and periodic expense adjustments;

(x) develop and maintain a website for the Fund;

(xi) conduct due diligence of financial intermediaries that propose to enter into distribution and/or service agreements for the sale of Fund shares, negotiate legal arrangements with those intermediaries, provide specific information to financial intermediaries for transmission to their clients/customer, coordinate administrative efforts to offer Fund shares on various distribution platforms, reconcile invoices of financial intermediaries with transfer agency records, and arrange for the payment of financial intermediaries to the extent they are paid out of Fund assets;

(xii) monitor compliance with the Fund’s frequent trading policy, oversee review of transaction information provided by financial intermediaries to the Fund or the Fund’s transfer agent, monitor as-of trades, assist in the correction of net asset value or other errors affecting Fund share prices, and provide periodic reports to the Board regarding these matters;

(xiii) coordinating certain mailings to Fund shareholders, but specifically excluding dividend payments and transaction confirmations and account statements;

(xiv) review the Fund’s tax returns as prepared by the Administrator; oversee preparation and coordinate the mailing of Forms 1099 and/or Schedule K-1, as applicable for the Fund; prepare descriptive information to accompany Forms 1099 and/or Schedule K-1, as applicable; monitor the accuracy of data provided on Forms 1099 and/or Schedule K-1, as applicable; and with the advice of counsel and Fund independent accountants, determine the appropriate tax treatment for specific investments or investment strategies;

(xv) maintain and preserve, in accordance with Section 31 of the Investment Company Act of 1940, as amended (together with its corresponding rules, regulations and any applicable guidance and/or interpretations of the SEC or its staff promulgated thereunder, the “1940 Act”) and the rules thereunder, Fund records consisting of Board and committee meeting materials and minutes, Fund corporate records, Fund agreements with service providers, Fund policies and procedures and files evidencing compliance with the Fund’s Rule 17j-1 code of ethics;

(xvi) respond to Fund shareholder complaints and shareholder inquiries as requested by the Fund’s transfer agent;

(xvii) oversee the provision of certain shareholder liaison services by the Fund’s transfer agent (i.e., the transfer agent’s response to inquiries of Fund shareholders, its provision of information on shareholder investments, its assistance to Fund shareholders in changing account options and addresses);

(xviii) prepare reports and provide information regarding the Fund as requested by the Board or by other Fund service providers;

(xix) assist in and coordinate the preparation of proxy statements; provide assistance in the solicitation of Fund shareholders by providing data for inclusion in proxy statements, coordinating proxy solicitors and other vendors, coordinating mailing of proxies and other solicitation materials, conducting shareholder meetings and developing strategies for solicitation campaigns;

(xx) provide information to the Fund’s distributor, as reasonably requested, concerning the Fund, such as portfolio holdings, expense ratios and performance information, to support its advisory and distribution activities; and

(xxi) following the election of the Fund to be regulated as a “business development company” under the 1940 Act and for so long as the Fund is regulated as a business development company under the 1940 Act, offer to make available on the Fund’s behalf, and if accepted provide, significant managerial assistance to portfolio companies of the Fund as required under the 1940 Act.

3.	Compensation

Credit Suisse agrees to receive no compensation for rendering its services under this Agreement.

4.	Expenses

Credit Suisse will bear all expenses in connection with the performance of its services under this Agreement.

The Fund will bear all other costs and expenses of its operations and transactions not specifically assumed by the Fund’s investment adviser (the “Adviser”) pursuant to the Investment Advisory Agreement between the Fund and the Adviser, dated as of September 5, 2014 (the “Investment Advisory Agreement”). Costs and expenses to be borne by the Fund include (without limitation) those relating to: (i) the Fund’s organizational expenses; (ii) the Fund’s offering expenses (up to $1,500,000 in aggregate); (iii) the management fee and incentive fee payable under the Investment Advisory Agreement; (iv) fees and expenses payable under any administration agreement with an administrator; (v) certain expenses whether incurred directly by the Fund or incurred by the Adviser or any administrator on behalf of the Fund, including, without limitation (A) fees and expenses payable by the Fund under any dealer manager or similar agreement between the Fund and any dealer manager, if any; (B) expenses in connection with the purchase, holding, sale, exchange or other disposition of investments, including all transaction costs associated with the Sold Assets (as defined in the Purchase and Sale Agreement between the Fund and Credit Suisse Loan Funding LLC, dated September 5, 2014); (C) expenses in connection with the Fund’s ongoing operations including legal, administrative, custodial, accounting, tax, audit or other expenses relating to the Fund’s operations or infrastructure, including valuation and pricing services or experts, acquiring research, the costs of enforcing the Fund’s rights, and expenses in connection with the preparation of any exemptive relief applications filed with the SEC on behalf of the Fund; (D) expenses incurred in connection with the development, negotiation and structuring of prospective investments; (E) other administrative expenses such as (but not limited to) performing risk management, regulatory and legal compliance, fund accounting, investor reporting costs, calculating fund net asset values, and anti-money-laundering, client identification and know-your-customer analyses; (F) custodial, administrator, trustee and other third-party service provider fees and expenses; (G) costs of third-party consultants; (H) costs related to obtaining debt financing, including legal and other fees incurred in connection therewith; (I) insurance premiums and expenses (including for fidelity bond, director and officer liability, errors and omissions, and comprehensive general liability insurance) paid by the Fund and/or its respective officers with regard to losses, claims, damages, liabilities and expenses that would otherwise be indemnification expenses; (J) deal sourcing and due diligence expenses, including diligence on underlying assets (including expenses incurred in connection with third party consultants), monitoring third-party service providers and background checks, and deal-related and investor-related travel expenses; (K) the cost of software (including fees and expenses of third-party software developers) used by the Fund to track, settle and monitor investments and to wire funds to and from the Fund; (L) all expenses associated with meetings and communications with the Fund and its shareholders; (M) all expenses of any future public or private offering of shares and other securities issued by the Fund (including the costs of listing the Fund’s shares and any of the Fund’s other securities on a national securities exchange); (N) costs of winding up the Fund; (O) taxes; (P) extraordinary expenses (such as litigation and indemnification expenses); (Q) all costs and expenses incurred in connection with the formation and maintenance of one or more entities or vehicles to hold assets of the Fund for tax or other purposes, and (R) other ongoing operational expenses, including those set forth in the organizational documents of the Fund.

For the avoidance of doubt, Fund expenses include those expenses attributable to any wholly-owned subsidiary through which the Fund makes investments.

5.	Limitation of Liability; Indemnification

Credit Suisse (and any of it affiliates, directors, officers, members, employees, agents, or representatives) shall not be liable to the Fund for any action taken or omitted to be taken by Credit Suisse in connection with the performance of any of its duties or obligations under this Agreement, and the Fund shall indemnify, defend and protect Credit Suisse (and its affiliates, directors, officers, members, employees, agents, and representatives, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Credit Suisse’s duties or obligations under this Agreement. Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of Credit Suisse’s duties, by reason of the reckless disregard of Credit Suisse’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act) or by reason of a material and knowing violation of United States securities laws.

6.	Standard of Care

Credit Suisse shall exercise its best judgment in rendering the services listed in Section 2 above. Credit Suisse shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates; provided, however, that nothing in this Agreement shall be deemed to protect or purport to protect Credit Suisse against liability to the Fund or its shareholders to which Credit Suisse would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties or by reason of Credit Suisse’s reckless disregard of its obligations and duties under this Agreement.

7.	Term of Agreement

This Agreement shall continue for an initial period of one year and thereafter shall continue automatically (unless terminated as provided herein) for successive annual periods, provided that such continuance is specifically approved at least annually by (a) a vote of a majority of the Board and (b) a vote of a majority of the Board members who are not interested persons (as defined in the 1940 Act) of the Fund (“Non-interested Directors”), by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to the Fund without penalty (a) on sixty (60) days’ written notice, by a vote of a majority of the Fund’s Non-interested Directors or by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, or (b) on ninety (90) days’ written notice by Credit Suisse. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.	Amendments

This Agreement may be amended only by written agreement signed by Credit Suisse and the Fund, or as otherwise provided in the Organizational Documents.

9.	Service to Other Companies or Accounts

The Fund understands that Credit Suisse now acts as investment adviser of the Fund and now acts, will continue to act and may act in the future as investment adviser, administrator, co-administrator or administrative services agent to one or more other investment companies, and the Fund has no objection to Credit Suisse’s so acting. The Fund understands that the persons employed by Credit Suisse to assist in the performance of Credit Suisse’s duties hereunder will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Credit Suisse or any affiliate of Credit Suisse to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10.	Limitation of Liability

It is expressly agreed that this Agreement was executed by or on behalf of the Fund and not by the members of the Board or the Fund’s officers individually, and the obligations of the Fund hereunder shall not be binding upon any of the Board members, shareholders, nominees, officers, agents or employees of the Fund individually, but bind only the assets and property of the Fund. The execution and delivery of this Agreement have been authorized by the Board and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund.

11.	Choice of Law

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice-of-law provisions thereof.

12.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original.

13.	Headings

The headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.

[Signature page follows]

Very truly yours,

CREDIT SUISSE CORPORATE CREDIT SOLUTIONS, LLC

By:
Name:
Title:

Accepted:

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:
Name:
Title:

Signature Page to Co-Administration Agreement

Credit Suisse Corporate Credit Solutions, LLC